Exhibit 99.1

COVENANT TRANSPORT ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - April 21, 2005 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended March 31, 2005. The results were consistent with the Company’s previous announcement on March 23, 2005.

Revenue was $137.9 million in the 2005 quarter and $137.7 million in the 2004 quarter. Freight revenue, before fuel surcharges, was $123.6 million in the 2005 quarter and $130.6 million in the 2004 quarter. The Company experienced a net loss of approximately $649,000, or ($.04) per diluted share, in the 2005 quarter compared with a net income of $721,000, or $.05 per diluted share, for the first quarter of 2004.

Chairman, President, and Chief Executive Officer David R. Parker stated: "Our results for the quarter were consistent with the guidance we gave last month. Softer than expected freight demand impacted both the average miles per tractor and our ability to obtain the level of rate increases we originally expected. These factors outweighed a pretty good quarter from a cost standpoint."

"During the quarter, we continued to shift our fleet capacity toward shorter lengths of haul. Our average length of haul was 907 miles in the first quarter of 2005 compared with 1,007 in the first quarter of 2004. This shift contributed to higher average freight revenue per loaded mile, a decrease in average miles per tractor, and an increase in our percentage of non-revenue miles. As a result, our average freight revenue per tractor per week was essentially constant at $2,769 in the first quarter of 2005 and $2,749 in the first quarter of 2004. We also reduced our fleet size by almost five percent, mostly as a result of owner-operator attrition."

"Freight demand has improved somewhat since the second half of March, but it is still not robust. We are achieving rate increases on a customer and lane-specific basis and on certain new business, but not as broadly or at the levels we achieved during the second half of 2004. Although we still expect a seasonal increase in freight demand as the year progresses, recent economic data has cast some doubt on the level of growth in the overall economy. If demand does not increase relatively soon, our goal of improving our operating ratio in 2005 compared with 2004 will be difficult to achieve."

The Company will be hosting a conference call on Friday, April 22, 2005, at 1:00 p.m. EDT. The public will be able to listen and participate in the call telephonically by dialing 800-603-1780 (U.S./Canada) or 706-643-0889 (International), access code 5013062. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," “plans,” "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. With respect to our expectations concerning freight rates and equipment utilization, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that a seasonal upturn in freight volumes and pricing does not occur; the risk that we continue to be unable to obtain the level of rate increases we expect regardless of increased freight volumes; the risk that customer diversion of freight is not temporary; and the risk that our perception of industry fundamentals is incorrect. With respect to our ability to improve margins and returns over time and our business in general, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Joey B. Hogan, Executive VP and Chief Financial Officer hogjoe@covenanttransport.com	(423) 825-3336

For copies of Company information contact: Kim Perry, Administrative Assistant perkim@covenanttransport.com	(423) 825-3357

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended March 31
($000s)	2005	2004	% Change
Freight revenue	$123,570	$130,590	-5.4%
Fuel surcharge revenue	14,356	7,077
Total revenue	$137,926	$137,667	0.2%

Operating expenses
Salaries, wages and related expenses	53,946	51,958
Fuel expense	33,491	27,551
Operations and maintenance	7,228	7,711
Revenue equipment rentals and purchased transportation	15,360	18,564
Operating taxes and licenses	3,339	3,479
Insurance and claims	8,834	8,265
Communications and utilities	1,639	1,781
General supplies and expenses	4,150	3,497
Depreciation and amortization	9,663	11,803
Total operating expenses	137,650	134,609
Operating income	276	3,058	-91.0%
Other (income) expenses:
Interest expense	614	608
Interest income	(44)	(11)
Other	(236)	20
Other expenses, net	334	617
Income (loss) before income taxes	(58)	2,441	-102.4%
Income tax expense	591	1,720
Net income (loss)	($649)	$721	-190.0%

Basic and diluted earnings per share	(0.04)	$0.05	-180.0%

Basic weighted avg. common shares outstanding	14,669	14,676
Diluted weighted avg. common shares outstanding	14,669	14,858

Operating statistics excludes fuel surcharges.

Net margin as a percentage of freight revenue	-0.53%	0.55%
Average freight revenue per loaded mile	$1.455	$1.318	10.4%
Average freight revenue per total mile	$1.307	$1.201	8.8%
Average freight revenue per tractor per week	$2,769	$2,749	0.7%
Average miles per tractor per period	27,245	29,749	-8.4%
Weighted avg. tractors for period	3,473	3,646	-4.7%
Tractors at end of period	3,581	3,589	-0.2%
Trailers at end of period	8,909	9,048	-1.5%

	March 2005	Dec 2004
Total assets	$347,588	$360,026
Total equity	190,010	195,699
Total debt, including current maturities	40,301	52,170
Debt to Capitalization Ratio	17.5%	21.0%

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